Exhibit 99.1



                                  Media Contact: Todd Van Fossen (713) 877-3993
              Investor Relations Contacts: Stirling D. Pack, Jr. (713) 877-6924
                                                  Sandra M. Ryan (713) 877-7440



                       Coastal Posts Record 1998 Earnings

         Houston, Jan. 26, 1999 -- The Coastal Corporation today reported record annual 1998 net earnings of $444.4 million, or $2.03 per share (assuming dilution), compared to 1997 net earnings of $301.5 million, or $1.32 per share. Fourth quarter 1998 net earnings were $137.4 million, or 64 cents per share, compared to $131.2 million, or 59 cents per share, in the 1997 fourth quarter.

         Earnings before discontinued operations, extraordinary items and non-core asset sales for 1998 were $444.8 million, or $2.03 per share, up 15 percent on a per-share basis from 1997 comparable earnings of $398.7 million, or $1.77 per share. Corresponding amounts for the fourth quarter were earnings of $136.7 million, or 64 cents per share, for 1998 and $133.4 million, or 60 cents per share, for 1997.

         "Coastal has developed a clearly defined growth strategy which is being implemented to maximize earnings from our unique integrated asset base. In the near term, commodity prices and refining margins are at levels that indicate 1999 will be a challenging year for all of us in the energy industry. However, specific projects and plans are in place to provide significant earnings growth over the longer-term," said David A. Arledge, chairman and chief executive officer of The Coastal Corporation.

         "Coastal has the financial flexibility, balance sheet strength and operational expertise to compete profitably in each of our businesses.

         "Coastal's Refining, Marketing and Chemicals business more than doubled earnings in 1998. This is a direct result of ongoing efforts to improve operating efficiencies and to focus our marketing assets to support refining operations.

         "Although low commodity prices limited financial results, Coastal's exploration and production activities achieved an exceptional 519 percent reserve replacement rate in 1998. This marks the fourth consecutive year our reserve replacement rate has exceeded 300 percent. During the year we added proved reserves of over 1.1 trillion cubic feet of natural gas equivalents
(Tcfe) increasing our total proved reserves to over 2.6 Tcfe at year-end. These reserves were added at an average cost of 80 cents per thousand cubic feet of gas equivalent. Evidencing the success of our integrated North American natural gas strategy, about 88 percent of Coastal's reserves are natural gas. All of these reserves are located in the United States," continued Arledge.


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

                                                                   Exhibit 99.1

         "The Natural Gas segment again delivered strong, reliable earnings. Coastal completed several pipeline expansion projects during 1998 and has significant strategic investments underway to capitalize on the growing demand for natural gas in North America.

         "Coastal's Power segment is developing projects in North America, Latin America and Asia to capitalize on the deregulation of domestic electric utilities and international opportunities.

         "The Company is undertaking an aggressive program to reduce costs and improve efficiencies in all of our operations. We are also continuing an emphasis on disposal of less profitable non-core operations," Arledge concluded.

         Net earnings for 1998 include $38.5 million, or 18 cents per share, of operating losses and one-time charges relating to the planned discontinuance of the Company's 50 percent investment in common carrier trucking. For the fourth quarter, the losses from discontinued operations were $37.4 million, or 17 cents per share. Corresponding losses in 1997 were $6.6 million, or three cents per share, for the year and $2.2 million, or one cent per share, for the fourth quarter.

         Results for the year 1997 included an extraordinary charge of $90.6 million, or 42 cents per share, related to the refinancing of $798 million in higher-cost debt.

         Earnings from continuing operations before extraordinary items in 1998 were $482.9 million, or $2.21 per share, for the year and $174.8 million, or 81 cents per share, for the fourth quarter. The comparable 1997 earnings were $398.7 million, or $1.77 per share, for the year and $133.4 million, or 60 cents per share, for the fourth quarter. The 1998 earnings include a $38.1 million, or 18 cents per share, fourth-quarter gain from the sale of non- core gathering and processing assets.

         Coastal's earnings before interest and income taxes (EBIT) for 1998 were $944.5 million, compared to $844.5 million for 1997. Fourth quarter 1998 EBIT was $289.9 million compared to $231.5 million for the 1997 fourth quarter.

                        Refining, Marketing and Chemicals

         Coastal's Refining, Marketing and Chemicals segment reported 1998 EBIT of $243.9 million, compared to $95.6 million for 1997. Fourth quarter 1998 EBIT was $67.6 million compared to $44.9 million for the same period in 1997.

         Coastal's improved performance in 1998 resulted from operational enhancements and investments to produce lighter, higher-value products from heavy and sour crudes. More than two-thirds of Coastal's 468,000 barrels per day
(bpd) refining capacity is designed to process these lower cost crudes.

         A major turnaround at Coastal's Aruba refinery during the 1998 third quarter improved operating efficiency and increased throughput. Average throughput at Aruba was 214,000 bpd in the fourth quarter of 1998, up 26 percent from 170,000 bpd in the 1997 quarter. Crude throughput at Coastal's refineries averaged 402,000 bpd


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

                                                                   Exhibit 99.1

during 1998, versus 414,000 bpd during 1997. Lower annual throughput was primarily due to scheduled turnarounds. Sales of refined products, including products purchased from others, averaged 823,000 bpd during 1998, compared with 764,000 bpd in 1997.

         Progress continued toward establishing joint venture and crude oil processing agreements for the Company's core refineries. In August, the Company announced that it had signed a five-year contract with Pemex, Mexico's national oil company. Pemex will supply up to 100,000 bpd of heavy Maya crude to support a significant upgrade at Coastal's Aruba refinery. Following the successful turnaround in September, work began on the upgrade, which includes installation of a new 30,000 bpd delayed coking unit and other modifications to increase the facility's heavy crude refining and conversion capacity to approximately 280,000 bpd. In June, Coastal announced an agreement with Norway's Statoil to supply 65,000 bpd of Norwegian crude oil to the Company's Eagle Point Refinery.

                           Exploration and Production

         Coastal's Exploration and Production segment posted 1998 EBIT of $109.8 million versus $167.6 million for 1997. Fourth quarter 1998 EBIT was $38.1 million, compared with $47.3 million for the 1997 period. The decrease in earnings resulted from significantly lower oil and natural gas prices, despite marked increases in production.

         Realized prices for natural gas in 1998 were $1.95 per thousand cubic feet (Mcf) versus $2.40 per Mcf for 1997. Fourth quarter 1998 prices for natural gas were $1.88 per Mcf, compared with $2.80 for the 1997 quarter.

         Realized prices for crude oil and condensate in 1998 were $11.63 per barrel versus $18.10 per barrel in 1997. Fourth quarter 1998 prices for crude oil and condensate were $9.99 per barrel, compared with $17.66 per barrel in the 1997 fourth quarter.

         Natural gas production in 1998 averaged 508.9 million cubic feet per day (MMcf/d), compared with 436.0 MMcf/d in 1997. Fourth quarter 1998 natural gas production averaged 515.6 MMcf/d, compared with 417.5 MMcf/d in the 1997 fourth quarter.

         Crude oil and condensate production during 1998 was 14,678 bpd, compared with 12,736 bpd in 1997. Fourth quarter 1998 production of crude oil and condensate was 12,563 bpd, compared with 11,991 bpd for the 1997 period.

                                   Natural Gas

         Coastal's Natural Gas segment reported 1998 EBIT of $594.3 million, compared with $583.0 million during 1997. Results for 1998 include a net benefit related to the final settlement of the rate case at Coastal's ANR Pipeline Company subsidiary (ANR), as well as a one-time charge of $14.6 million related primarily to the default on delivery obligations by a supplier of electricity to Engage Energy, LP (Engage), Coastal's joint venture


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

                                                                   Exhibit 99.1

marketing subsidiary. Results for 1997 include Coastal's first quarter receipt of an equalization payment in connection with the formation of Engage that added $42 million to EBIT.

         Fourth quarter 1998 EBIT was $191.8 million, compared with $142.0 million for the fourth quarter of 1997. Results for the 1998 fourth quarter include $58.6 million in EBIT from the sale of certain non-core natural gas processing and gathering assets.

         Throughput for Coastal's pipeline subsidiaries in 1998 was 2,132 billion cubic feet of natural gas (Bcf), compared with 2,190 Bcf in 1997.

         During 1998 Coastal made significant progress in positioning its pipeline assets to move natural gas from major producing areas to growth markets in the Midwest and the eastern United States. ANR obtained certification for its $24 million Wisconsin Loop Expansion project to deliver an additional 116 MMcf/d to Wisconsin markets.

         Coastal's Colorado Interstate Gas Company and its Wyoming Interstate Company affiliates added compression facilities on the Powder River Basin Lateral and completed construction of the Campo Lateral and the Front Range Pipeline.

         The Alliance Pipeline project received regulatory approvals during 1998, and construction will begin in mid-1999. This 1,900-mile pipeline will deliver gas from western Canada to Chicago-area markets. Coastal owns a 14.4 percent interest in Alliance, which is expected to be in service in late 2000.

                                      Power

         Coastal's Power segment reported 1998 EBIT of $67.8 million, compared to 1997 EBIT of $43.4 million. Results for 1998 include a $17.2 million net benefit from the restructuring of power purchase agreements. Fourth quarter 1998 EBIT was $15.6 million, compared with $11.7 million for the 1997 period.

         Coastal is pursuing opportunities in the deregulating domestic marketplace, while remaining active in specific projects abroad. During 1998, Coastal expanded its power operations in North America, Latin America and Asia. The Company increased its interest in the 1,370-megawatt Midland, Michigan, cogeneration plant to 20.4 percent. Coastal's Nicaragua plant begins operations in January 1999 and our Guatemala plant is expected to be on-line by the end of the first quarter 2000. Coastal completed the acquisition of a 24.5 percent interest in a 300- megawatt hydroelectric plant in Panama in January 1999.

         In Asia, Coastal acquired a 66 percent interest in a 110-megawatt plant in Bangladesh which began operating in the 1998 fourth quarter. Two Pakistani projects are expected to be in commercial operation ahead of schedule in the first half of 1999.


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


                                                                   Exhibit 99.1

                                      Coal

         Coastal's Coal segment reported 1998 EBIT of $17.4 million, compared with 1997 EBIT of $25.3 million. Results for 1997 reflect the favorable resolution of a contingency. Fourth quarter 1998 EBIT was $2.4 million, compared with $3.2 million for the fourth quarter of 1997.

         Coal sales from subsidiary-owned mines for 1998 were 8.2 million tons, compared with 7.2 million tons in 1997.

         The Coastal Corporation (NYSE:CGP) is a Houston-based energy holding company, with consolidated assets of about $12 billion and subsidiary operations in natural gas transmission, storage, gathering and processing and marketing; oil and gas exploration and production; petroleum refining, marketing and distribution; chemicals; power production; and coal. Coastal's address on the World Wide Web is www.coastalcorp.com.


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

THE COASTAL CORPORATION AND SUBSIDIARIES

                                                                      (millions except per share)
                                                           Three Months                         Twelve Months
                                                           ------------                         -------------
PERIODS ENDED DEC 31                                 1998             1997                  1998               1997
--------------------                                 ----             ----                  ----               ----
                                                                 (restated) (b)        (restated) (b)     (restated) (b)
Operating revenues (a)                             $1,825.7          $ 2,224.7           $ 7,368.2          $9,730.1
Operating and general expenses
     Purchases (a)                                  1,046.7            1,497.0             4,376.8           6,863.5
     Operating and general expenses                   403.8              429.5             1,674.9           1,700.4
     Depreciation, depletion and amortization         108.3              102.7               443.2             433.5
                                                   --------          ---------           ---------          --------
                                                    1,558.8            2,029.2             6,494.9           8,997.4
Other income - net                                     23.0               36.0                71.2             111.8
                                                   --------          ---------           ---------          --------
Earnings before interest and income taxes             289.9              231.5               944.5             844.5
                                                   --------          ---------           ---------          --------
Interest and debt expense                              73.7               77.2               294.9             307.5
Taxes on income                                        41.4               20.9               166.7             138.3
                                                   --------          ---------           ---------          --------
Earnings from continuing operations
     before extraordinary item                        174.8              133.4               482.9             398.7
Loss from discontinued operations                      (2.4)              (2.2)               (3.5)             (6.6)
Loss on disposal of
     discontinued operations                          (35.0)               -                 (35.0)              -
                                                   --------          ---------           ---------          --------
Earnings before extraordinary item                    137.4              131.2               444.4             392.1
Extraordinary item (c)                                  -                  -                   -               (90.6)
                                                   --------          ---------           ---------          --------
Net earnings                                          137.4              131.2               444.4             301.5
Dividends on preferred stock                            -                  4.4                 6.0              17.4
                                                   --------          ---------           ---------          --------
Net earnings available
     to common stockholders                        $  137.4          $   126.8           $   438.4          $  284.1
                                                   ========          =========           =========          ========
Basic earnings per share (d)
     From continuing operations
      before extraordinary item                    $    .82          $     .61           $    2.24          $   1.80
     Discontinued operations                           (.18)              (.01)               (.18)             (.03)
     Extraordinary item                                 -                  -                   -                (.43)
                                                   --------          ---------           ---------          --------
      Net                                          $    .64          $     .60           $    2.06          $   1.34
                                                   ========          =========           =========          ========
Average common shares (d)                             212.7              212.1               212.5             211.9
Diluted earnings per share (d)
     From continuing operations
      before extraordinary item                    $    .81          $     .60           $    2.21          $   1.77
     Discontinued operations                           (.17)              (.01)               (.18)             (.03)
     Extraordinary item                                 -                  -                   -                (.42)
                                                   ----------        ----------          ---------          --------
      Net                                          $    .64          $     .59           $    2.03          $   1.32
                                                   ========          =========           =========          ========
Diluted shares (d)                                    216.3              215.6               216.1             215.1
Earnings (loss) before interest and
         income taxes by segment
     Natural gas                                   $  191.8          $   142.0           $   594.3          $  583.0
     Refining, marketing and chemicals                 67.6               44.9               243.9              95.6
     Exploration and production                        38.1               47.3               109.8             167.6
     Coal                                               2.4                3.2                17.4              25.3
     Power                                             15.6               11.7                67.8              43.4
     Corporate and other                              (25.6)             (17.6)              (88.7)            (70.4)
                                                   --------          ---------           ---------          --------
                                                   $  289.9          $   231.5           $   944.5          $  844.5
                                                   ========          =========           =========          ========


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

(a) Operating revenues and purchases for the three-month and twelve-month 1998 periods are lower primarily due to lower prices for crude oil and refined products. In addition, operating revenues for the first two months of 1997 include $833.5 million from Coastal's natural gas marketing operations, which became part of Engage Energy US, L.P. and Engage Energy Canada, L.P. in February 1997. Subsequent to the combination, Engage's revenues are not included in Coastal's consolidated revenues; however Coastal's share of Engage's net earnings is included in Other income-net.

(b) Restated for investment in Trucking, which was accounted for as a discontinued operation as of December 1998.

(c) Loss on early extinguishment of debt.

(d) Adjusted for 2-for-1 stock split in May 1998.

The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131") in the first quarter of 1998. FAS 131 establishes standards for the way that a public business enterprise reports information about its reportable business segments. Data for 1997 has been reclassified to conform with current reporting practices following the standards in FAS 131.

This information includes certain forward-looking statements reflecting the Company's expectations and objectives in the future; however, many factors that may affect the actual results, including commodity prices, market and economic conditions, industry competition, and changing regulations, are difficult to predict. Accordingly, there is no assurance that the Company's expectations will be realized.

The terms "Coastal," "Company," "we," "our," "its" and "segment" are used in this release for purposes of convenience and are intended to refer to The Coastal Corporation and/or its subsidiaries either individually or collectively, as the context may require. These references are not intended to suggest that the various Coastal companies referred to are not independent corporate entities having their separate corporate identities and management.


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